Exhibit 99.1

Nova Adds New Board Member

HOUSTON, TX – July 2, 2007 – Nova Biosource Fuels, Inc. (AMEX: NBF) a refiner and marketer of renewable biodiesel fuel products and related co-products, announced today the appointment of Fred Zeidman to the Company’s Board of Directors.

“We are pleased that Mr. Zeidman is joining Nova’s Board of Directors,” said Kenneth T. Hern, Chairman and Chief Executive Officer of Nova. “The company will benefit from his expertise and solid understanding of the energy business. Together our team will leverage his experience and contacts, which will be a valuable asset to our future growth and development.”

Mr. Zeidman is the Chairman of the Board for Houston-based Seitel, Inc., which is a leading provider of seismic data and related geophysical expertise to the petroleum industry. He also serves as Chairman of Turnaround Partners Inc. and is a Senior Director of Governmental Affairs of Greenberg Traurig’s Washington D.C. office.

Mr. Zeidman’s community and political affairs activities includes the Chairmanship of the U.S. Holocaust Memorial Council, a position he has held since President George W. Bush appointed him in 2002. He also holds numerous leadership roles in Jewish community affairs and university advisory boards and committees, including the University of Texas Health Science Center. Zeidman is a graduate of Washington University and received and MBA from New York University. He currently lives in Houston with his wife and children.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products. Nova is now focused on the construction and operation of three to four biodiesel refineries, with production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations.  These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.  Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-QSB for the period ended April  30, 2007, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows.  If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.